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            Consent of Independent Registered Public Accounting Firm


The Board of Trustees of
Constellation Institutional Portfolios:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 22, 2004